                         Citigroup Managed Futures LLC
                        731 Lexington Avenue, 25th Floor
                               New York, NY 10022

By Edgar

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:      Citigroup Diversified Futures Fund L.P.
         Supplement to Registration Statement on Form S-1
         File No. 333-117275

Ladies and Gentlemen:

     On behalf of Citigroup Diversified Futures Fund L.P. (the "Partnership") I
am transmitting herewith for filing, pursuant to Rule 424(b)(3) of the
Securities Act of 1933, as amended, a Supplement dated April 30, 2008 to the
Partnership's prospectus dated April 30, 2008.

Should you have any questions, please telephone me at 212-559-5046.

Very truly yours,

/s/ Jennifer Magro
    --------------
    Jennifer Magro
    Chief Financial Officer and
    Director

Enclosures

                     CITIGROUP DIVERSIFIED FUTURES FUND L.P.
                                   APRIL 2008

The net asset value for Citigroup Diversified Futures Fund L.P. was $1,066.54
per unit at the end of April, down 0.7% for the month and up 6.0% year to date.

The Fund was negative for the month of April as profits in energy and grains markets were offset by losses in fixed income, indices and metals markets.

The persistent weakness of the housing market and the Federal Reserve's effort in providing liquidity to the credit markets created difficult trading conditions for the Fund. Bond prices experienced downside pressure as economic data releases, including retail sales, and the equity market showed some signs of recovery. Losses were taken in long positions in both U.S. and global fixed income securities. Losses were also realized in the equity sector as global equity indices suddenly rebounded on the recovery of U.S. dollar against the euro, benefiting large cap international companies. Performance in metals markets was negative as the strengthening of the U.S. dollar reduced the appeal of gold as a hedge against inflation.

Gains were recorded in energy markets as prices rallied on the unexpected decline in U.S. crude inventories, further declines in refinery operating rates and supply disruptions in both Nigeria and the North Sea. In grains markets, profits were earned primarily from trading in corn positions as prices soared to a record high after the U.S. government reported farmers will reduce acreage to make room for soybeans.

Past performance is not necessarily indicative of future results.

If you have any questions regarding the Fund or would like information about other Citigroup managed futures investment opportunities, please contact your
Smith Barney Financial Advisor.

Citigroup Managed Futures LLC

                     CITIGROUP DIVERSIFIED FUTURES FUND L.P.
                                ACCOUNT STATEMENT
                             FOR THE PERIOD APRIL 1,
                             THROUGH APRIL 30, 2008

                                                       PERCENT
                                                     OF AVERAGE
                                                     NET ASSETS
                                                     ----------
Realized gains from trading           $(10,154,974)     (1.18)%
Change in unrealized gains/losses
     from trading                       10,535,619       1.22
                                       -----------      -----
                                           380,645       0.04
Less, Brokerage commissions
     and clearing fees ($169,111)        4,285,217       0.49
                                       -----------      -----
Net realized and unrealized gains       (3,904,572)     (0.45)
Interest Income                            473,819       0.05
                                       -----------      -----
                                        (3,430,753)     (0.40)
                                       -----------      -----
Less, Expenses:
     Management fees                     1,396,612       0.16
     Incentive fees                      1,153,629       0.14
     Other expenses                        105,221       0.01
                                       -----------      -----
                                         2,655,462       0.31
                                       -----------      -----
Net loss                                (6,086,215)     (0.71)%
                                                        =====
Additions (12,417.9477 L.P. units
at March 31, 2008 net asset
value per unit of $1,074.01)            13,337,000

Redemptions (19,090.3541 L.P. units
at April 30, 2008 net asset
value per unit of $1,066.54)           (20,360,626)
                                       -----------
Decrease in net assets                 (13,109,841)
Net assets, March 31, 2008             862,543,345
                                       -----------
Net assets, April 30, 2008            $849,433,504
                                      ============
Net Asset Value per unit
  ($849,433,504 / 796,435.8820 Units)     $1,066.54
                                          =========

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

   By: /s/ Jennifer Magro
       ----------------------------------
         Jennifer Magro
         Chief Financial Officer and Director

   Citigroup Managed Futures LLC
   General Partner, Citigroup
   Diversified Futures Fund L.P.